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                                                                    EXHIBIT 99.1


(NASTECH LOGO)


FOR IMMEDIATE RELEASE


               NASTECH ANNOUNCES PRICING OF COMMON STOCK OFFERING

BOTHELL, WASH., AUG. 25, 2005 - Nastech Pharmaceutical Company Inc. (Nasdaq:
NSTK) today announced the pricing of an underwritten public offering of 1,725,000 shares of its common stock at a price of $13.50 per share. The gross proceeds of the offering are expected to be approximately $23.3 million before deducting underwriting discounts and commission and offering expenses. The offering is being made from a shelf registration statement that became effective on October 8, 2004. All of the shares are being sold by Nastech. The offering is expected to close on August 30, 2005.

Needham & Company, LLC is acting as sole book-running manager in this offering. SunTrust Robinson Humphrey and Delafield Hambrecht, Inc. are acting as co-managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. A prospectus supplement and the accompanying base prospectus relating to these securities has been filed with the Securities and Exchange Commission (the "SEC") and are available on the SEC's website at www.sec.gov. This offering of shares of common stock may be made only by means of the prospectus supplement and accompanying base prospectus, a copy of which can be obtained upon request in writing to Needham & Company, LLC, 445 Park Avenue, New York, New York 10022.

ABOUT NASTECH

Nastech is a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. Nastech and its collaboration partners are developing products for multiple therapeutic areas including inflammatory conditions, obesity and osteoporosis. Additional information about Nastech is available at www.nastech.com.

NASTECH FORWARD-LOOKING STATEMENT

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding;
(ii) the ability of Nastech to
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attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech's and/or a partner's ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech's and/or a partner's ability to obtain required governmental approvals; and (v) Nastech's and/or a partner's ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech's most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

CONTACTS:

Gregory L. Weaver
Chief Financial Officer
(425) 908-3600

Ed Bell
Senior Manager Investor Relations
(425) 908-3639
ir@nastech.com

NOONAN RUSSO
Matthew Haines
(212) 845-4235